Exhibit 99.01

Media Contact:
Bernadette Callahan
GRIC Communications, Inc.
(408) 965-1145
bcallahan@gric.com

Financial Contact:
John Riley
GRIC Communications, Inc.
(408) 965-1377
jriley@gric.com

GRIC ANNOUNCES COMPLETION OF AXCELERANT ACQUISITION
Jim Goodman of Gemini Investors Joins GRIC Board

MILPITAS, Calif. – December 1, 2003 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading global provider of secure mobility and remote access solutions for distributed enterprises, today announced the completion of its acquisition of Axcelerant, Inc.  As previously announced, the stockholders of both companies approved the transaction at separate special meetings held on November 25, 2003 and GRIC’s stockholders also approved an amendment to GRIC’s certificate of incorporation to increase its authorized common stock from 50 million to 100 million shares.

Holders of Axcelerant common stock, Series A preferred stock and Series B preferred stock will receive 0.4436 shares, 0.4436 shares and 0.5766 shares of GRIC common stock, respectively, for each corresponding share of Axcelerant stock that they own, with cash paid in lieu of any fractional share of GRIC stock that otherwise would be issued to the Axcelerant stockholders.

Effective today, Jim Goodman of Gemini Investors has joined GRIC’s board of directors as its seventh member.  Prior to founding Gemini Investors, which invests in middle market companies, Goodman was a Vice President for four years with Berkshire Partners and a management consultant with Bain & Company. He currently serves on the board of directors of several private and public companies, and previously sat on Axcelerant’s board. Goodman received his A.B., M.B.A., and J.D. degrees from Harvard University.

Mark Dajani, Global Technology Director, Altria Corporate Services for Altria Group, Inc., stated, “We are excited about the opportunity to explore a joint GRIC-Axcelerant solution that will give us a single point of contact for managing all of our mobile and remote workers.”  Altria Group is the parent company of Philip Morris and Kraft Foods.

“Enterprises with both mobile and remote workers should benefit from the control, cost savings and productivity gains offered by this combination,” observed Randy Colvin, Manager of Networking and Telecom for Mindspeed Technologies, Inc.

“As an enterprise with thousands of employees who either travel a great deal or work remotely from home or branch offices, Schering-Plough finds the GRIC-Axcelerant integrated solution very interesting, and with significant potential,” said Joe Steele, Director of Technology Integration of Schering-Plough Corporation.  “We certainly intend to take a very close look at the solution.”

In a recently issued report entitled “GRIC is Unifying Secure Remote Access Services,” the Aberdeen Group concluded that, “The combination of GRIC and Axcelerant presents actionable benefits through increased value, greater choice, and cost-displacing TCO [total cost-of-ownership] reductions.”

“We are excited to have completed the acquisition and now look forward to operating as a single, combined company that will streamline and simplify for our customers the process of securely managing and supporting their growing population of mobile and remote workers on a global basis,” said Bharat Davé, GRIC’s President and Chief Executive Officer.  “The new GRIC is now positioned as the leading provider of enterprise mobility solutions for outside the corporate firewall.  As evidenced by their positive reactions to date, industry analysts, customers, partners and our stockholders have enthusiastically embraced our new strategy.  I am strongly encouraged by the high levels of enthusiasm and creativity already demonstrated by our employees and management team as we prepared for the launch of the new GRIC.  Heading into 2004, I look forward to sharing news of our progress.”

“The entire GRIC team is also very pleased to have Jim Goodman join our board,” said Davé.  “Jim brings with him a wealth of financial and strategic experience, as well as valuable technology industry contacts, all of which will be assets for us as we move forward to implement our new strategy.”

About GRIC Communications Inc.

GRIC Communications, Inc. is a leading provider of secure enterprise mobility solutions for enterprises and service providers worldwide. GRIC’s mission is to enable customers to dramatically reduce the cost, complexity, and risk of mobility, while maximizing the productivity of mobile and remote workers. The GRIC TierOne Network™ of more than 300 top-tier service providers is the world’s largest access network and features more than 35,000 wired and wireless access points in over 150 countries. GRIC is the world’s leading and most experienced provider of secure mobile broadband services. The GRIC Tier One Network includes over 3,000 Wi-Fi and broadband access points in hotels, convention centers, and airports worldwide.

The award-winning GRIC MobileOffice enables enterprises to improve their control over and support for mobile professionals, while returning significant cost savings, minimizing risk, and improving productivity. GRIC MobileOffice features an easy-to-use, intuitive interface that maximizes productivity by enabling end users to securely, rapidly, and conveniently access their corporate information and applications from virtually anywhere.  More information about GRIC is available at www.GRIC.com or by dialing 1-877-GET-GRIC in North America.

The statements by Bharat Davé are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate, or that could cause the anticipated benefits and synergies of the GRIC-Axcelerant merger not to be realized, include: unexpected difficulties in implementation of the merger may make revenue or cost synergies impossible to realize (for example due to loss of customer traction, customer cancellations or increased integration costs); the possibility that the market for the offerings of the combined company will not develop as rapidly as anticipated or in the direction anticipated, or that product or service launches will be delayed; or factors that could impact GRIC’s operations generally, including the risk factors listed in our most recent reports on Form 10-K and Form 10-Q, which are on file with the SEC and available through www.sec.gov.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.